As filed with the Securities and Exchange Commission on March 26, 2025

Registration No. 333-266733

Registration No. 333-269552

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8 Registration Statement No. 333-266733

Form S-8 Registration Statement No. 333-269552

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SATELLOGIC INC.

(Exact name of Registrant as specified in its charter)

Delaware	98-1845974
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

210 Delburg Street Davidson, NC 28036 (704) 894-4482 (Address of Principal Executive Offices, including zip code)

Amended and Restated Satellogic Inc. 2021 Incentive Compensation Plan

(Full title of the plan)

Rick Dunn

Satellogic Inc.

Chief Financial Officer

210 Delburg Street

Davidson, NC 28036

(704) 894-4482

(Name, address and telephone number of agent for service)

Copies to:
Zachary Davis

King & Spading LLP

1180 Peachtree Street, NE
Suite 1600
Atlanta, GA 30309
(404) 572-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement Nos. 333-266733 and 333-269552 (the “Registration Statement”) is being filed pursuant to Rule 414(d) under the Securities Act of 1933 (the “Securities Act”) by Satellogic Inc., a Delaware corporation (“Satellogic Delaware”), as the successor to Satellogic Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands (“Satellogic BVI”).

On March 26, 2025, Satellogic BVI changed its jurisdiction of incorporation from the British Virgin Islands to the State of Delaware, as described further below (the “Domestication”). For purposes of this Amendment and the Registration Statement the terms the “Company,” “Satellogic,” “we,” “us” and “our” refer to Satellogic BVI as it previously existed under British Virgin Islands law and Satellogic Delaware as it continues to exists under Delaware law.

The information contained in this Amendment sets forth additional information to reflect the Domestication. All documents filed with the Securities and Exchange Commission (the “SEC”) by the Company before the effective date of the Domestication will not reflect the change in our name or jurisdiction of incorporation.

On March 26, 2025 the Company discontinued its existence as a business company with limited liability incorporated under the laws of the British Virgin Islands, and, pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”), continued its existence under the DGCL as a corporation incorporated in the State of Delaware. Upon the effectiveness of the Domestication, all issued and outstanding Class A ordinary shares (“BVI Class A Ordinary Shares”), Class B ordinary shares (“BVI Class B Ordinary Shares,” and together with the BVI Class A Ordinary Shares, the “BVI Ordinary Shares”), and warrants to purchase BVI Class A Ordinary Shares (“BVI Warrants”) automatically converted, by operation of law, on a one-for-one basis, into shares of Satellogic Delaware Class A common stock (“DE Class A Common Stock”), Class B common stock (“DE Class B Common Stock,” and together with the DE Class A Common Stock, the “DE Common Stock”) and warrants to purchase DE Class A Common Stock (“DE Warrants”), respectively. The Company’s Class A common stock and warrants to purchase shares of Class A common stock continue to be listed for trading on the Nasdaq Global Select Market under the symbols “SATL” and “SATLW.”

In connection with the Domestication, Satellogic Delaware continues the obligations of Satellogic BVI under the 2021 Incentive Compensation Plan (the “Plan”) and all of the outstanding equity awards under the Plan. In connection with the Domestication, the Plan was amended and restated in order to replace references to Class A Ordinary Shares with references to Class A Common Stock, along with other conforming changes to reflect the consummation of the Domestication. No shareholder approval was required for the amendment and restatement of the Plan.

Upon the effectiveness of the Domestication, each outstanding equity award to purchase or acquire Class A ordinary shares of Satellogic BVI, par value $0.0001 per share, automatically became by operation of law an equity award to purchase or acquire an equivalent number of shares of Class A common stock of Satellogic Delaware, par value $0.0001 per share.

The rights of stockholders of the Company now arise under Delaware law and under the certificate of incorporation of the Company (the “Certificate of Incorporation”) and the bylaws of the Company (the “Bylaws”), which were adopted in connection with the Domestication. Delaware law, our Certificate of Incorporation and our Bylaws contain provisions that differ in certain respects from British Virgin Islands law and from the Memorandum and Articles of Association of the Company in effect prior to the Domestication. A description of the rights of stockholders before and after the Domestication is described in the final prospectus relating to the Domestication, which was filed with the Securities and Exchange Commission on March 25, 2025 and is a part of the Company’s registration statement on Form F-4, as amended from time to time (File No. 333-284991), which was subsequently converted to a Registration Statement on Form S-4 in connection with the Domestication.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC, are incorporated herein by reference and made part of this Registration Statement:

(a)

The Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (the “Annual Report”) filed with the SEC on March 26, 2025, which includes our consolidated financial statements as of December 31, 2024 and for the years ended December 31, 2024 and 2023;

(b)	The Company’s Current Reports on Form 6-K furnished to the SEC on February 13, 2025 and March 24, 2025; and

(c)

The description of the Company’s securities contained in its registration statement on Form 8-A, dated March 26, 2025, filed with the SEC on March 26, 2025 and any amendment or report filed with the SEC for the purpose of updating the description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K), on or after the date of this Registration Statement but before the Company files a post-effective amendment to this Registration Statement, which indicate that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part thereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of officers and directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for directors, under Section 174 of the DGCL, (d) for any transaction from which the director or officer derived an improper personal benefit or (e) for officers, in any action by or in the right of the Corporation.

Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, in the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) only against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent the appropriate court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The Satellogic Delaware certificate of incorporation provides that no director or officer of Satellogic Delaware shall be liable to Satellogic Delaware or its stockholders for monetary damages for breach of fiduciary duty as a director (including with regard to any actions taken or omitted as a director or officer of Satellogic BVI, whether taken or omitted prior to the effectiveness of the Domestication, in connection with the discontinuance of Satellogic BVI in the British Virgin Islands or the continuance of Satellogic BVI in the State of Delaware or otherwise) except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. This provision in the certificate of incorporation does not eliminate the directors’ and officers’ fiduciary duty, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director and officer will be subject to liability (a) for breach of the director’s or officer’s duty of loyalty to Satellogic Delaware, (b) for acts or omissions not in good faith or involving intentional misconduct or, knowing violations of law, (c) for directors, under Section 174 of the DGCL, (d) for actions leading to improper personal benefit to the director or officer, and (e) for officers, in any action by or in the right of Satellogic Delaware.  The provision also does not affect a director’s or officer’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Satellogic Delaware’s bylaws also provide that Satellogic Delaware shall indemnify its officers, directors and employees to the fullest extent possible except as prohibited by the DGCL. For purposes of the indemnification described in this paragraph, references to Satellogic Delaware include Satellogic Inc. as incorporated under British Virgin Islands law prior to the continuance of its existence under Delaware law as Satellogic Delaware. Satellogic Delaware will remain obligated on any indemnification obligations of Satellogic BVI arising prior to the Domestication.

Item 7.	Exemptions from Registration Claimed.

Not applicable.

Item 8.	List of Exhibits.

Exhibit Number

3.1	Certificate of Domestication of Satellogic Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 26, 2025)

3.2	Certificate of Incorporation of Satellogic Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on March 26, 2025)

3.3	Bylaws of Satellogic Inc. (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on March 26, 2025)

5.1*	Opinion of King & Spalding LLP

10.1	Amended and Restated 2021 Incentive Compensation Plan (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K, filed on March 26, 2025).

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of King & Spalding LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Davidson, North Carolina on March 26, 2025.

SATELLOGIC INC.

By:	/s/ Rick Dunn
Name:	Rick Dunn
Title:	Chief Financial Officer (principal financial and accounting officer)

POWER OF ATTORNEY

Each of the undersigned individuals hereby severally constitutes and appoints Emiliano Kargieman and Rick Dunn each as the attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments to this registration statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Emiliano Kargieman	Chief Executive Officer and Director	March 26, 2025
Emiliano Kargieman	(Principal Executive Officer)

/s/ Rick Dunn	Chief Financial Officer	March 26, 2025
Rick Dunn	(Principal Financial and Accounting Officer)

/s/ Steven Mnuchin	Chairman of the Board	March 26, 2025
Steven Mnuchin

/s/ General Joseph F. Dunford Jr.	Director	March 26, 2025
General Joseph F. Dunford Jr.

/s/ Kelly Kennedy	Director	March 26, 2025
Kelly Kennedy

/s/ Tom Killalea	Director	March 26, 2025
Tom Killalea

/s/ Marcos Galperin	Director	March 26, 2025
Marcos Galperin

/s/ Ted Wang	Director	March 26, 2025
Ted Wang

/s/ Miguel Gutiérrez	Director	March 26, 2025
Miguel Gutiérrez